SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 29, 2006
Webster Financial Corporation.

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Webster Plaza, Waterbury, Connecticut	06702

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 465-4364

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Compensation of Executive Officers — Gerald P. Plush
     Pursuant to the appointment of Gerald P. Plush as Executive Vice President and Chief Financial Officer of Webster Financial Corporation (the “Company”) as set forth in Item 5.02 below, the compensation of Mr. Plush has been established as follows: (1) base salary of $400,000; (2) performance-based bonus in an amount up to 80% of his salary based on the attainment of certain performance metrics, with a guarantee of $250,000 for 2006; (3) a stock option grant with an estimated value of $137,500 (based on the Company’s standard Black-Sholes formulation), with vesting to occur in annually in four equal installments; (4) a restricted stock grant valued at $137,500, with three-year cliff vesting; (5) $1,000 per month car allowance; (6) certain relocation benefits; (7) certain health, life and disability insurance benefits, on the same terms as other employees of the Company; and (8) eligibility to participate in the Company’s 401(k) Plan (after 90 days of service) and the Company’s Employee Stock Purchase Plan and the Pension Plan (after one year of service), on the same terms as other employees of the Company.
Non-Competition Agreement
     In connection with Mr. Plush’s appointment, the Company will enter into a Non-Competition Agreement with Mr. Plush. The Non-Competition Agreement will generally provide that during and after employment at the Company, all confidential information relating to the Company or any of its affiliates and their respective businesses made known to the executive while employed at the Company shall be the Company’s exclusive property and shall not, without prior written consent of the Company, be disclosed to third parties or used to the executive’s advantage or the detriment of the Company. The Non-Competition Agreement will also provide that while the executive is employed and for a period of one year after termination, he will not, without the prior written consent of the Company, directly or indirectly, (a) offer employment to any person who is or was at any time during the six months prior to such offer an employee, representative, officer or director the Company or any of its subsidiaries or (b) induce, encourage or solicit any such person to accept employment with any company or entity with which the executive is then employed or otherwise affiliated. During such period, the executive will also be prohibited from encouraging or inducing any employee, representative, officer or director of the Company or any of its subsidiaries to cease their relationship with the Company or any of its subsidiaries for any reason. In addition, the Non-Competition Agreement will provide that while the executive is employed and for a period of one year after termination, he will not engage in activities that compete with the Company’s business, including, but not limited to, becoming an employee, officer, or director of any commercial bank, savings bank, savings and loan association, or mortgage banking company, or a holding company affiliate of any of the foregoing, which has an office out of which the executive officer would be primarily based, located within 35 miles of Webster Bank’s home office or which is an institution that has more than $1 billion of deposits in Connecticut.
     Under the Non-Competition Agreement, the executive will be entitled to receive severance payments in the event his employment with the Company is terminated without “cause” (as defined therein). Unless the termination is for “cause,” the executive would be entitled (a) to receive a lump sum payment equal to the sum of (x) the executive officer’s then current annual base salary and (y) the amount of any bonuses paid pursuant to the Company’s and Webster Bank’s annual incentive compensation plan during the then current fiscal year multiplied by a fraction the numerator of which is the number of full months during the then current fiscal year in which the executive officer was employed and the denominator of which is 12, and (b) subject to certain limitations, to continue to be entitled to medical and dental coverage for the shorter of one year or until the executive officer accepts other employment on a substantially full time basis if earlier. The Non-Competition Agreement will condition receipt of the foregoing severance payments and benefits upon the executive entering into a general release and waiver in favor of the Company. The foregoing severance benefits are generally consistent with the severance benefits for all executive officers.
     The foregoing summary is qualified in its entirety by reference to the Non-Competition Agreement to be entered into with Mr. Plush, a copy of which the Company intends to file with is quarterly report on Form 10-Q for the period ending June 30, 2006.
Change of Control Agreement
     In connection with Mr. Plush’s appointment, the Company and Mr. Plush will enter into a Change of Control Agreement. Mr. Plush’s Change of Control Agreement will be similar to the Change in Control Agreements already in place with other executive officers. Under the Change of Control Agreement, the employment of Mr. Plush would continue for a period of three years following the “effective date” under such agreement (the “Employment Period”). The “effective date” is generally the date on which a “change of control” (as defined below) of the Company occurs, except that, if the executive officer’s employment with the Company is terminated before a change of control at the request of a third party who is effecting a change of control or otherwise in connection with or in anticipation of a change of control, the effective date is the day before the date of such termination, provided, in either case, that the effective date occurs during the “change of control period” (defined as the period ending on two-year anniversary date of the date of hire, except that on the one-year anniversary date of the date of hire and on each annual anniversary of such date, unless previously terminated, the change of control period will be extended automatically so as to terminate two years from such date, unless the Company has given the executive officer at least 60 days prior notice that the change of control period will not be so extended).
     During the Employment Period, the executive officer will receive an annual base salary at a rate at least equal to 12 times his highest monthly base salary from the Company and its affiliated companies during the 12-month period before the effective date (including any salary that was earned but deferred). The base salary will be reviewed at least annually and will not be reduced from the amount then in effect. In addition, the executive officer will be awarded for each fiscal year ending during the Employment Period an annual bonus in cash at least equal to his highest bonus under the Company’s annual incentive plan or any comparable bonus under any predecessor or successor plan for the last three full fiscal years before the effective date. The executive officer will be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and affiliated companies and the incentive, savings and retirement benefit opportunities afforded to the executive officer shall not be less favorable than those provided to him during the 120-day period before the effective date (or, if more favorable to the executive officer, those provided generally to other peer executives of the Company and its affiliated companies). The executive officer and his family also will be eligible to participate in and shall receive all welfare benefits (including medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance) applicable generally to other peer executives of the Company and its affiliated companies and the welfare benefits provided to the executive officer shall not be less favorable than those provided to him during the 120-day period before the effective date (or, if more favorable to the executive officer, those provided generally to other peer executives of the Company and its affiliated companies). The executive officer will be entitled to prompt reimbursement of expenses and to fringe benefits during the Employment Period (including tax and financial planning services, payment of club dues and, if applicable, use of an automobile and payment of related expenses) in accordance with the most favorable policies in effect with respect to such matters for such executive officer during the 120-day period before the effective date (or, if more favorable to the executive officer, those provided generally to other peer executives of the

Company and its affiliated companies). Similar provisions will apply to the office, support staff and vacation time to be provided to the executive officers during the Employment Period.
     In addition, the Company also will be required to: (i) continue benefits to the executive officer and his family at least equal to those that would have been provided to them under the change of control agreement if the executive officer’s employment had continued for at least three years after the termination date; (ii) provide outplacement services to the executive officer at its expense and (iii) pay or provide to the executive officer any other amounts or benefits to which he is entitled under any agreement or plan of the Company and its affiliated companies.
     The foregoing summary is qualified in its entirety by reference to the Change of Control Agreement to be entered into with Mr. Plush, a copy of which the Company intends to file with is quarterly report on Form 10-Q for the period ending June 30, 2006.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On June 29, 2006, the Company announced the appointment of Gerald P. Plush to be Executive Vice President and Chief Financial Officer of the Company. Mr. Plush will replace William J. Healy, who previously announced in 2005 his intention to retire in 2006. Mr. Plush’s employment with the Company is expected to begin on July 5, 2006. Mr. Plush will initially join the Company as Executive Vice President and upon Mr. Healy’s retirement, which is expected during the third quarter of 2006, Mr. Plush will assume the additional role of Chief Financial Officer. Pending his retirement, Mr. Healy will continue to perform all of his functions as Chief Financial Officer and will work actively with Mr. Plush to ensure a smooth transition.
     Mr. Plush, age 47, spent the past 11 years with MBNA America in Wilmington, Delaware and has held a variety of financial and management positions. Most recently, he was managing director of corporate development and acquisitions. Prior to this position, Mr. Plush was senior executive vice president and chief financial officer for MBNA’s North American operations. Mr. Plush also served as chief financial officer of MBNA’s U.S. card line of business and before that as director of business profitability and strategy. Mr. Plush is a Certified Public Accountant.
     A copy of the press release dated June 29, 2006 announcing the appointment of Mr. Plush is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 29, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBSTER FINANCIAL CORPORATION
Date: June 29, 2006	By:	/s/ Harriet Munrett Wolfe
Harriet Munrett Wolfe
Executive Vice President General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 29, 2006.